EMPLOYMENT AND TRANSITION AGREEMENT

This Employment and Transition Agreement (this “Agreement”) is made and entered into effective as of the November 12, 2024 (the “Effective Date”) between Shimmick Corporation, a Delaware corporation (the “Company”) and Steven E. Richards (the “Executive”).

WHEREAS, the Executive is presently employed as the Company’s Chief Executive Officer (“CEO”); and

WHEREAS, effective as of the Effective Date, the Company desires to continue to employ the Executive as its CEO, subject to the terms and conditions of this Agreement, and to continue such employment for a transition period in connection with the Company’s hiring of a new CEO (the “New CEO”); and

WHEREAS, the Parties desire to enter into this definitive agreement setting out the terms and conditions of the Executive’s continuing employment and a transition process related to the hiring of the New CEO and intended to ensure a high degree of continuity of management of the Company and also to set out the terms and conditions of the Executive’s compensation and responsibilities both as CEO and in assisting with the transition process to the New CEO and to manage certain other specific Company developments, all as set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Employment.
(a)
Term. Effective as of the Effective Date, the Company shall continue to employ the Executive as its CEO, and the Executive hereby accepts such employment. The term of the Executive’s employment under this Agreement from and after the Effective Date shall be for a period through the date the Company hires the New CEO, and thereafter for a limited period during which the Executive will be available for assistance both in the transition of management of the Company to the New CEO and to provide certain services, as discussed below, subject to termination of the Executive’s employment as provided for in this Agreement. The Company anticipates that the Term shall continue both before the New CEO is hired and for a period thereafter that will not extend beyond the Company’s annual meeting in 2025. For purposes of clarity and avoidance of doubt, the Executive is currently, and shall remain, an “at will” employee of the Company throughout the course of the Executive’s employment with the Company, meaning that either the Company or the Executive may terminate the Executive’s employment with the Company for any or no reason. The period of the Executive’s employment under this Agreement is referred to below as the “Term.”
(b)
Position and Duties. During the Term, the Executive shall serve as the CEO of the Company until such time as the Company hires the New CEO. Effective as of the date the New CEO commences employment with the Company, the Executive’s employment may continue with the Executive holding the title of CEO Emeritus for one-year. The Executive will serve as a member of the Company’s board of directors (the “Board”) for no additional compensation; provided, however, that the Executive shall cease to serve in such capacity upon the Board election following the Company’s 2025 annual meeting, unless the Executive’s continued service as member of the Board is requested by action of the Board taken at that time.
(c)
Work Location. The Executive currently works remotely from the Executive’s home and Company’s office in Idaho and during the Term shall continue to work remotely and from the Company’s Idaho location, subject to a requirement to travel as necessary for the performance of the Executive’s duties. When the New CEO has commenced employment with the Company, the Executive will continue to work remotely subject to necessary travel for business during the Term on a basis similar to the Executive’s current circumstances.
(d)
Duties as CEO. During the period of the Term that the Executive serves as the Company’s CEO, subject to the authority and direction of the Board and to the extent requested by the Board and/or the New CEO, the Executive shall have such duties and responsibilities as are generally consistent with such role. The Executive shall devote his full working time and efforts to the business and affairs of the Company and make himself available as needed. Notwithstanding the foregoing, the Executive may serve on other boards of directors, subject to the approval of the Board, or engage in religious, charitable or other community activities; provided that such board service and other activities do not materially interfere with the Executive’s performance of his duties to the Company. Travel away from the Executive’s principal worksite in Idaho for business will be a reimbursable business travel expense, subject to the Company’s expense reimbursement policy as in effect from time to time, as discussed below.
(e)
Duties Following the Hiring of the New CEO. Effective as of the date the Company hires the New CEO, the Executive, to the extent requested by the Board and/or the New CEO as needed, shall assist with the transition of the Executive’s responsibilities to the New CEO, assist with certain ongoing litigation involving the Company, assist with the wind-down of the Company’s National Division and such other matters as may be assigned to the Executive by the Board. Expenses incurred by the Executive during this period would also be reimbursable business expenses, as provided for in Section 2(d), below.
2.
Compensation and Related Matters.
(a)
Base Salary. The Executive’s annual base salary shall continue for the duration of the Term at the same annualized rate as in effect immediately prior to the Effective Date, which is paid in accordance with the Company’s normal payroll schedule at a rate of Five-hundred thousand dollars and eighty cents ($500,000.80) per year.
(b)
Bonus. The bonus payable pursuant to the Annual Incentive Bonus Plan (the “AIP”) for 2024 shall be payable consistent with the existing terms and conditions as in effect immediately prior to the Term. For the portion of the Term after

2024, the Executive’s incentive compensation will be based on the same basis as the terms and conditions for the AIP applicable for that year and may include such performance goals as are established by the Board or the Compensation Committee of the Board and may be based on the Executive’s specific responsibilities related to transition of his duties to the New CEO and the handling of other matters for which the Executive has been given.
(c)
Equity Compensation. Any previously granted equity awards will continue to be governed by the terms of the plan or plans pursuant to which such awards were granted and the terms of the award agreements, without change; provided, however, that, subject to any required approval by the Board or the Compensation Committee of the Board, the Executive’s outstanding stock option awards that are or become vested during the Term will remain exercisable through the end of the full initial term of such stock options and any exercise requirements triggered by Executive’s termination of employment will not apply.
(d)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(e)
Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(f)
Vacations. During the Term, the Executive shall continue to accrue and be entitled to paid time off so long as a fulltime employee on the same terms as are available to other Company executives.
3.
Termination. The Executive’s employment hereunder may be terminated under the following circumstances:
(a)
Death. The Executive’s employment hereunder shall terminate upon his death.
(b)
Disability. The Company may terminate the Executive’s employment if the Executive is Disabled.
(i)
For purposes of this agreement, “Disabled” and “Disability” means that the Executive is unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months with or without a reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.
(ii)
If any question shall arise as to whether during any period the Executive is Disabled so as to be unable to perform the essential functions of the

Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so Disabled or how long such Disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. The provisions of this Section 4(b)(ii) shall be limited by any applicable provisions of relevant state law.
(iii)
Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)
Termination by the Company or by Mutual Agreement. The Company may terminate the Executive’s employment hereunder at any time for any or no reason and also by mutual agreement with the Executive without paying any further Base Salary or bonuses. Following any such termination, the Company will pay to the Executive an amount in cash equal to the Executive’s accrued but unused paid time off including unpaid sick time to be calculated at the current hourly rate in accordance with a prior agreement between the Executive and the Company, which payment will be made as soon as practicable following the Executive’s termination of employment, as well as any other amounts required to be paid by law or pursuant to any Company policies then in effect.
(d)
Benefit Plan Obligations Following Termination of Employment. The Executive and the Executive’s eligible dependents, if any, shall be eligible to elect group health continuation coverage under the Company’s group health plan, as required by law (including the provisions of the federal law referred to as the Consolidated Omnibus Budget Reconciliation Act of 1985, often referred to as “COBRA” and any state law equivalent or similar laws). If the Executive or any of Executive’s eligible dependents elects such continuation coverage under the Company’s group health plan, the Company shall arrange for the premium paid for such coverage to be equal to what would be paid for such coverage under the Company’s group health plan had the Executive remained actively employed for a period of one-year after termination of employment. This subsidized coverage will continue only for such period as the Executive and/or the Executive’s eligible dependents are eligible for such group health plan continuation coverage by law or under the terms of the Company’s group health plan governing documents. For purposes of clarity and avoidance of doubt, the Company may report the value of the subsidy of such continuation coverage as taxable to the Executive if the Company determines that such tax reporting is necessary or appropriate in order to avoid a violation of any tax rules that would be triggered by reason of the arrangement described in this Section 3(d) being discriminatory in favor of a former highly compensated individual under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise.
(e)
Payment of Accumulated but Unused Sick Time. A determination shall be made by the Company of the value of the Executive’s accumulated but unused sick time prior to the end of calendar year 2025. The cash value of such unused sick time shall be paid to the executive on a date during calendar year 2026, with the actual time of payment being determined at the Company’s discretion. This payment will be treated as a taxable payment of deferred compensation and will be paid at a fixed time as permitted under Code Section 409A. This benefit shall be paid to the Executive’s estate should the Executive die prior to the payout.
4.
Code Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Code Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement (or pursuant to any other agreement or arrangement with the Executive) on account of the Executive’s separation from service would be considered nonqualified deferred compensation subject to Code Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service (as determined consistent with the provisions of tax regulations issued pursuant to Code Section 409A), or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement that are determined to be taxable and are a form of nonqualified deferred compensation to which Code Section 409A applies shall be subject to the following rules:
(i)
Such reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred;
(ii)
The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses); and
(iii)
Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)
To the extent that any payment or benefit described in this Agreement (or under any other agreement, plan or program) constitutes “non-qualified deferred compensation” subject to Code Section 409A and is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service” as that phrase is used for purposes of Code Section 409A and Treasury Regulations thereunder, and paid consistent with the provisions of Section 4(a), above.
(d)
The parties intend that payments and taxable benefits provided for under this Agreement (or any other agreement or arrangement) will be exempt from Code Section 409A and all such agreements and arrangements will be interpreted to the extent possible consistent with such intent. To the extent that any provision of this Agreement or any other agreements or arrangements create compensation that is determined to be subject to Code Section 409A, then this Agreement and any other agreements or arrangements will be interpreted, if possible, so as to comply with Code Section 409A and all such payments will also be deemed to be separate payments (rather than a single installment payment) for purposes of Treasury Regulation Section 1.409A-2(b)(2)). The parties agree that this Agreement (and any other agreements or arrangements) may be amended or modified, as reasonably requested by either party, so as to comply with the requirements of Code Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement or of any other plan or agreement providing for payments of compensation to the Executive are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the requirements of, such Code Section.
5.
Section 280G.
(a)
While neither the Company nor the Executive believe that any compensation pursuant to this Agreement is contingent on a change in the ownership or effective control of the Company or of a substantial portion of the assets of the Company, and that, as a consequence, no payments provided for under this Agreement should constitute “parachute payments” for purposes of Code Section 280G, in the event any payments or benefits the Executive would receive from the Company or any affiliate of the Company under this Agreement or otherwise are determined to constitute “parachute payments” within the meaning of Code Section 280G, and such payment would, but for this Section, be subject to the excise tax imposed on the Executive under Code Section 4999, then the Executive will be entitled to receive either (x) the full amount of such parachute payments, or (y) a portion of such parachute payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Code Section 280G), whichever of (x) and (y), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Executive on an after-tax basis, of the greater amount. Any determination required under this Section 5(a) shall be made in writing by the accountant or tax counsel selected by the Executive (the “Tax Advisor”). If there is a reduction pursuant to this Section 5(a) of the parachute payments to be delivered to the Executive, such reduction shall be implemented in a manner determined by the Tax Advisor such that payments that are subject to Code Section 409A are not reduced (if possible) and otherwise the reductions shall be structured so as to ensure the best economic outcome for the Executive as determined by the Tax Advisor. The Company shall pay or reimburse all fees charged by the Tax Advisor in connection with this Section 5.
(b)
The Company shall cooperate with the Executive and the Tax Advisor in good faith in valuing, and the Company shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, Executive’s agreement to certain restrictive covenants in Section 9), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Code Section 280G and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Code Section 280G in accordance with Q&A-5(a) of the final regulations under Code Section 280G.
6.
Indemnification. To the fullest extent permitted by law, the Company shall, both during and after the Term of this Agreement, indemnify the Executive (including the advancement of reasonable expenses) for any judgments, fines, approved amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any affiliate. In addition, the Executive shall be covered by director and officer liability insurance to the maximum extent that such insurance covers any officer or director (or former officer or director) of the Company, both during the Executive’s employment and after termination of the Executive’s employment, for the greater of: (i) the maximum number of months such insurance covers any officer or director (or former officer or director) of the Company following termination of their board membership, employment, or term of office; or (ii) 24 months after the termination of the Executive’s employment.
7.
Confidential Information. The Executive agrees that the Executive is bound by any previously executed agreement or agreements that include covenants related to Company confidential information, assignment of inventions and works for hire and other related employment matters, and that any such agreements remain in full force and effect.
8.
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by or providing services to the Company or any affiliate. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness to provide truthful testimony at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company and any affiliate in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by or providing services to the Company, any affiliate or the Board and continue to act as a positive ambassador and supporter of Company, promoting its interests and reputation. Executive may also be requested to provide additional services post-termination, with payment for such services established at the current market rate and as approved by the Compensation Committee. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section.
9.
Consent to Jurisdiction. To the extent that any court action is permitted to enforce any provisions of this Agreement, the parties hereby consent to the jurisdiction of the state courts of Idaho and of the United States District Court for the District of Idaho. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.
No Set-Off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
11.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. Nothing in this Section 11 shall, however, nullify or modify the terms and conditions of any equity grants issued prior to the Effective Date, nor nullify or modify any prior confidentiality, non-disclosure, assignments of intellectual property rights, non-competition and or non-solicitation agreement or other prior agreement of a similar nature.
12.
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
13.
Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
14.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
18.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized officer of the Company acting on behalf of the Board.
19.
Governing Law. This Agreement is to be construed under and governed in all respects by the laws of the State of Idaho, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.
20.
Arbitration / Waiver of Jury Trial. Any dispute or claim relating to or arising out of this Agreement or Executive’s employment will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in Boise, Idaho. The parties to the Agreement waive any rights to have any such disputes or claims tried by a judge or jury. Notwithstanding the foregoing, the Company may obtain injunctive relief from any court having jurisdiction over the parties to enforce any confidentiality, intellectual property assignment, restrictive covenant or similar provision applicable to Executive.
21.
Counterparts. This Agreement may be executed in any number of counterparts, and via PDF or other electronic transmission, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
22.
Successor to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession as described above shall be a material breach of this Agreement. The Company and any of its successors may assign their rights and obligations under this Agreement to any of their respective successors or affiliates, with or without the Executive’s consent, subject to the Executive’s rights under Section 3(e).
23.
Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

SHIMMICK CORPORATION By: _____________________ Mitchell Goldsteen	THE EXECUTIVE _____________________ Steven E. Richards